[LOGO OF ANDERSEN GROUP APPEARS HERE]

--------------------------------------------------------------------------------

                          Notice of

                          Annual Meeting

                          and

                          Proxy Statement

                          1995



                          The annual meeting
                          of the shareholders of
                          Andersen Group, Inc.
                          will be held on Thursday,
                          November 16, 1995 at 11:15 a.m.
                          at the principal subsidiary
                          of the Company,
                          The J.M. Ney Company,
                          Ney Industrial Park,
                          Bloomfield, Connecticut.

--------------------------------------------------------------------------------

                              ANDERSEN GROUP, INC.
                              NEY INDUSTRIAL PARK
                         BLOOMFIELD, CONNECTICUT 06002
                                 (860) 242-0761

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 16, 1995
                               ----------------

To the Shareholders of Andersen Group, Inc.:

  NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders (the "Annual Meeting") of Andersen Group, Inc. (the "Company") will be held on November 16, 1995 at 11:15 a.m. local time at the principal subsidiary of the Company, The J.M. Ney Company, Ney Industrial Park, Bloomfield, Connecticut, for the following purposes:

  1.  To elect a Board of Directors for the ensuing year.

  2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   Only holders of record of outstanding shares of the Common Stock, without par value, of the Company (the "Common Stock") at the close of business on October 2, 1995 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

  Prior to the actual voting thereof, a proxy may be revoked by the person executing such proxy by filing with the Secretary of the Company an instrument of revocation, by a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Elmer J. Dahl
                                          Secretary

Bloomfield, Connecticut
October 10, 1995

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              ANDERSEN GROUP, INC.
                              NEY INDUSTRIAL PARK
                         BLOOMFIELD, CONNECTICUT 06002
                                 (860) 242-0761

                               ----------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                          TO BE HELD NOVEMBER 16, 1995
                               ----------------

  This Proxy Statement is being furnished to holders of Common Stock, without par value, of the Company (the "Common Stock") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders to be held on November 16, 1995, at 11:15 a.m., at the principal subsidiary of the Company, The J.M. Ney Company, Ney Industrial Park, Bloomfield, Connecticut 06002 and at any adjournment or postponement thereof (the "Annual Meeting").

  At the Annual Meeting, shareholders will be asked to consider and vote upon the election of directors for the ensuing year and upon such other matters as may properly come before the meeting. The Board has fixed the close of business on October 2, 1995 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of October 2, 1995, 1,934,205 shares of Common Stock were issued and outstanding, each entitled to one vote per share.

  Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the shareholders present at the Annual Meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Annual Meeting but broker nonvotes are deemed not to have voted on the proposal. Broker nonvotes occur when a broker nominee (which has voted on one or more matters at the Annual Meeting) does not vote on one or more other matters at the Annual Meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to vote.

  Proxies received by the Company in the proper form will be voted at the Annual Meeting and at any adjournments or postponements thereof, as specified therein by the shareholders executing such proxies. Any proxy that does not specify to the contrary will be voted in favor of the election of the Board's nominees for director as set forth in this Proxy Statement.

  A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by filing with the Secretary of the Company, at Ney Industrial Park, Bloomfield, Connecticut 06002, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

  The cost of the solicitation of proxies by the Board from the shareholders will be borne by the Company. Proxies may be solicited by additional mailings or communications, personal interviews, telephone and telegram by the directors, officers, and employees of the Company at no additional compensation. Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to beneficial owners of each share of Common Stock.

  The date of this Proxy Statement is October 10, 1995. The Proxy Statement and the related form of Proxy are first being mailed to shareholders on or about October 10, 1995.

  THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED FEBRUARY 28, 1995, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO ELMER J. DAHL, SECRETARY, ANDERSEN GROUP, INC., NEY INDUSTRIAL PARK, BLOOMFIELD, CONNECTICUT 06002 (860) 242-0761.

                             ELECTION OF DIRECTORS

  The holders of 33 1/3% of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each share represented is entitled to one vote on all matters properly brought before the Annual Meeting. The approval of the election of directors requires the affirmative vote of a majority of the outstanding shares of Common Stock. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote.

  Six directors are to be elected at the Annual Meeting for a term of one year and until their successors shall be elected and qualified. Unless authority is withheld, it is intended that votes will be cast pursuant to the enclosed proxy for the election of the six nominees set forth below. All of the nominees are presently members of the Board and have agreed to serve as a director if so elected. In the event that any of the nominees should become unable or unwilling to serve as director, a contingency which management has no reason to expect, it is intended, except when authority has been withheld, that the proxy will be voted FOR the election of such person, if any, as shall be designated by the Board. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

[PHOTO OF       OLIVER R. GRACE, JR., age 41, has been a Director of the
OLIVER R.       Company since 1986 and Chairman since March 29, 1990. He has
GRACE, JR.      also been President of AG Investors, Inc., one of the
APPEARS HERE]   Company's subsidiaries, since 1992. Mr. Grace, Jr. is a
                General Partner of The Anglo American Security Fund L.P., and serves as a Director of Republic Automotive Parts, Inc. Mr.
                Grace, Jr. is the brother of John S. Grace.


[PHOTO OF       FRANCIS E. BAKER, age 65, has been a Director of the Company
FRANCIS E.      and President and Chief Executive Officer of the Company since
BAKER APPEARS   1959. Mr. Baker also serves as a Director of Connecticut Water
HERE]           Services, Inc. and Fresenius USA, Inc.


[PHOTO OF       PETER N. BENNETT, age 59, has been a Director of the Company
PETER N.        since 1992. He is a private investor and financial consultant.
BENNETT APPEARS
HERE]

[PHOTO OF       JOHN S. GRACE, age 37, has been a Director of the Company
JOHN S. GRACE   since 1990. He is the Chairman of Sterling Grace Corporation,
APPEARS HERE]   and a General Partner of The Anglo American Security Fund L.P.
                John S. Grace is the brother of Oliver R. Grace, Jr.


[PHOTO OF       LOUIS A. LUBRANO, age 61, has been a Director of the Company
LOUIS A.        since 1983 and is currently Managing Director of Stires and
LUBRANO         Company, Inc., a position he has held since 1991. Mr. Lubrano
APPEARS HERE]   was previously the Director of the NASDAQ Forum from March
                1990 to March 1991, Managing Director of Home Group Capital
                Markets, Inc. from February 1989 to February 1990, and
                President of the investment banking firm of Gabelli & Company, Inc. from April 1986 to February 1989. Mr. Lubrano also serves as a Director of Graham-Field Health Products, Inc.


[PHOTO OF       JAMES J. PINTO, age, 44, has been a Director of the Company
JAMES J. PINTO  since 1988. He is currently Chairman and a Director of
APPEARS HERE]   National Capital Management Corporation, a position he has held since 1989. Mr. Pinto also serves as a Director of Biscayne Holdings, Inc. and President of the Private Finance
                Group Corporation.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

  During the fiscal year ended February 28, 1995, the Board of Directors held five regular meetings. All but three of the directors attended at least 75% of the meetings of the Board and meetings of committees of the Board on which each served. Joseph F. Engelberger, Richard H. Gordon and Gwendolyn Grace were present at three of the Board's five meetings; Mr. Gordon was present at one of the Compensation Committee's three meetings.

  The Board has an Executive Committee comprised of Messrs. Grace, Jr. (Chairman), Baker and John S. Grace. The responsibilities of the Executive Committee include selection of potential nominees for director and the recommendation of nominees to the full Board; monitoring the Company's management resources, structure, succession planning, development and performance of key executives; and review and recommendation of new business opportunities to the entire Board. There were two meetings of the Executive Committee during the fiscal year ended February 28, 1995.

  The Board does not have a Nominating Committee. The Executive Committee considers the qualifications of persons to be recommended to the Board and shareholders for election as directors of the Company. Such recommendations must be accompanied by appropriate background information and documentation.

  The Board has an Audit Committee comprised of Messrs. Lubrano (Chairman), Gordon, John S. Grace and Dahl (in his capacity as Secretary of the Company). This Committee is primarily concerned with the effectiveness of the audits of the Company by its internal staff and the Company's independent certified public accountants. Among other things, its duties include: recommending the selection of independent certified public accountants; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; reviewing the organization and scope of the Company's internal system of financial controls; evaluating the Company's financial reporting activities (including its Proxy Statement and Annual Report) and the accounting standards and principles followed by the Company; and examining other reviews covering compliance by employees with important Company policies. There was one meeting of the Audit Committee during the fiscal year ended February 28, 1995.

  The Board also has a Compensation Committee comprised of Messrs. Engelberger (Chairman), Gordon, Lubrano and Pinto, each of whom is an independent non-employee director. This Committee reviews and recommends executive compensation, including changes therein, and administers the Company's stock option plans. There were three meetings of the Compensation Committee during the fiscal year ended February 28, 1995.

  The Board also has a Pension Committee comprised of Messrs. Grace, Jr., Baker, Dahl, and Franklin R. Stoner, with Mr. Stoner in his capacity as Director of Human Resources and Administration. There was one meeting of the Pension Committee during the fiscal year ended February 28, 1995.

  The Board also has an Investment Committee comprised of Messrs. Grace, Jr., John S. Grace and Pinto. This committee considers and evaluates certain investment opportunities. There were no meetings of the Investment Committee during the fiscal year ended February 28, 1995.

  The Board also has an Independent Committee comprised of Messrs. Lubrano (Chairman), Baker, Conklin and Gordon. This Committee considers and reviews any and all transactions with affiliates of the Company. There were two meetings of the Independent Committee during the fiscal year ended February 28, 1995.

                             EXECUTIVE COMPENSATION

  The following information is given regarding the annual and long-term compensation paid or to be paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company with respect to the fiscal years 1995, 1994 and 1993. Pursuant to the Securities and Exchange Commission (the "Commission") regulations, information is also provided with respect to Mr. Acker, who served as President of Digital GraphiX, Incorporated (f/k/a New Microtime Inc.) for the first seven months of fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                 LONG TERM COMPENSATION
                                                 ----------------------
                           ANNUAL COMPENSATION      AWARDS        PAYOUTS
                         ----------------------- -------------   ----------
                                                  SECURITIES
                                                  UNDERLYING       LTIP          ALL OTHER
        NAME AND         FISCAL SALARY(A) BONUS   OPTIONS/SAR     PAYOUTS     COMPENSATION(B)
   PRINCIPAL POSITION     YEAR     ($)     ($)        (#)           ($)             ($)
   ------------------    ------ --------- ------ -------------   ----------   ---------------
Francis E. Baker........  1995   235,978     --              --           --      51,352(c)
President and Chief       1994   243,665     --              --           --      53,164(c)
 Executive Officer        1993   255,673     --              --           --      15,914

Oliver R. Grace, Jr.....  1995    98,750     --              --           --         665
Chairman of the Board     1994   149,037     --              --           --       1,921
 and President of AG      1993   150,963     --              --           --         --
 Investors, Inc.

H. George Wolfe, Jr.....  1995   124,324   6,000             --           --       1,780
President, Ney Dental     1994   108,105  13,390             --           --       1,293
 International, Inc.      1993   100,002  12,500             --           --       1,795

Ronald N. Cerny(d)......  1995   108,718  21,000             --           --         729
General Manager           1994    94,620  10,000           5,000          --      41,944
 The J.M. Ney Company     1993       --      --              --           --         --

Jack E. Volinski(e).....  1995    98,521   4,969             --           --       1,229
Chief Financial Officer   1994    93,872   4,778             --           --       1,171
 Andersen Group, Inc.     1993    77,925   7,375             --           --       1,250

David E. Acker(f).......  1995    95,873     --              --           --      75,505
President, Digital        1994   114,675     --              --           --         --
 GraphiX, Incorporated    1993       --      --              --           --         --

--------
(a) Includes amounts of compensation deferred, at the employees option, pursuant to the Company's 401(k) plan.
(b) Consists of contributions made by the Company in respect of its money purchase pension plan, 401(k) plan and The J.M. Ney Company Profit Sharing Plan. For 1995 and 1994, no contributions were made by the Company in respect of the Money Purchase Pension Plan. In 1993 the Company made a contribution to the Money Purchase Pension Plan for the benefit of Mr. Baker in the amount of $13,732. Contributions by the Company in respect of its 401(k) plan for 1995, 1994 and 1993, respectively, were: $1,352, $3,164 and $2,182 for Mr. Baker; $665, $1,921 and $0 for Mr. Grace, Jr.; $1,780,
    $1,293 and $1,409 for Mr. Wolfe, Jr. $729, $0 and $0 for Mr. Cerny, $1,229,
    $1,171 and $1,078 for Mr. Volinski in 1995, 1994 and 1993 and none for Mr. Acker. For 1995 and 1994, no contributions were made by the Company in respect of The J.M. Ney Company Profit Sharing Plan. In 1993 the Company made a contribution of $386 to the J.M. Ney Company Profit Sharing Plan for the benefit of Mr. Wolfe, Jr. and $172 for Mr. Volinski.

(c) Includes a contribution made by the Company in respect of a Special Executive Retirement Plan in the amount of $50,000.
(d) Mr. Cerny joined the Company on April 23, 1993. All Other Compensation for Mr. Cerny in 1994 includes $39,379 of relocation expenses and $2,565 for personal use of a Company provided automobile.
(e) Mr. Volinski was appointed Chief Financial Officer of the Company on June 24, 1993. Previously, he was Chief Financial Officer for The J.M. Ney Company.
(f) Mr. Acker joined the Company on May 10, 1993. He was terminated in September 1994. All Other Compensation for Mr. Acker in 1995 consists of six months of severance pay pursuant to his employment agreement.

                         OPTIONS GRANTED IN FISCAL 1994

  No stock options were granted in fiscal 1995 to the individuals named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF
                                                         SECURITIES       VALUE OF
                                                         UNDERLYING      UNEXERCISED
                                                         UNEXERCISED    IN-THE-MONEY
                                                         OPTIONS AT      OPTIONS AT
                                                         FISCAL YEAR     FISCAL YEAR
                                                           END (#)         END ($)
                         SHARES ACQUIRED VALUE REALIZED EXERCISABLE/    EXERCISABLE/
  NAME                   ON EXERCISE (#)      ($)       UNEXERCISABLE   UNEXERCISABLE
  ----                   --------------- -------------- -------------   -------------
Francis E. Baker........       --             --            30,000/0         --
Oliver R. Grace, Jr. ...       --             --             5,000/0         --
H. George Wolfe, Jr. ...       --             --             1,000/0         --
Ronald N. Cerny.........       --             --         1,666/3,334(1)      --
Jack E. Volinski........       --             --             1,000/0         --
David E. Acker..........       --             --                 --          --

------------
(1) Options become exercisable in April 27, 1996.

REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee of the Board, consisting of Messrs. Engelberger (Chairman), Gordon, Lubrano and Pinto, each of whom is an independent, non-employee director, is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the senior executive officers. The Committee's determination on compensation of the Chief Executive Officer and other executive officers is reviewed with and approved by the entire Board.

  The fiscal 1995 base pay of the Company's executive officers was determined primarily on the basis of the Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. The Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability in key positions that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and that support both the short-term and long-term goals of the Company. The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

  Compensation paid to the Company's executive officers for fiscal year 1995 consisted primarily of salary, contributions made by the Company in respect of its 401(k) Plan and, with respect to Mr. Baker, a contribution made by the Company in respect of a Special Executive Retirement Plan. While each executive officer's salary is determined on the basis of the individual's responsibilities and performance and a comparison with salaries paid by competitors of the Company, the other primary components of executive compensation are directly related to corporate and business unit performance. In light of the Committee's increasing emphasis on performance-related compensation and the failure of the Company to reach certain predetermined performance goals, no stock option grants were awarded in fiscal year 1995.

  The Committee established the compensation of Francis E. Baker, the President and Chief Executive Officer of the Company, for fiscal 1995 using the same criteria. Mr. Baker's fiscal year 1995 base pay was determined based upon the Committee's overall assessment of Mr. Baker's performance and competitive market data on salary levels. Again, using competitive market data, the Committee agreed to make a payment of $50,000 to Mr. Baker's Special Executive Retirement Plan.

  Because of the Company's financial performance, Mr. Baker's annual salary was reduced to $200,000 from $220,000 effective January 1, 1995. In addition, the salary and Director's fee for the Company's Chairman, Mr. Oliver R. Grace, Jr., was also reduced effective January 1, 1995 to $85,000 from $100,000.

  Mr. Baker's incentive compensation was to be determined by reference to the Company's fiscal year 1995 audited earnings before provision for interest, taxes, depreciation and amortization, as reduced by certain adjustments. In light of the Company's financial performance during fiscal year 1995, no incentive compensation payment was made to Mr. Baker.

  It is the opinion of the Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and the interests of its shareholders and which offer competitive opportunities in the marketplace.

                                          The Compensation Committee

                                          J.F. Engelberger, Chairman
                                          R.H. Gordon
                                          L.A. Lubrano
                                          J.J. Pinto

PERFORMANCE GRAPH

  The following graph compares the performance of the Company for the periods indicated with the performance of the National Association of Securities Dealers Automated Quotation ("NASDAQ") Composite Stock Index (the "NASDAQ Composite") and the performance of the NASDAQ Industrial Composite Stock Index (the "Peer Group"). The comparative five year total returns assume a $100 investment made on February 28, 1990 with dividends reinvested. The Andersen Group, Inc. stockholder return shown on the following graph is not necessarily indicative of future stock performance.

                      Comparative Five-Year Total Returns
    Andersen Group, Inc., NASDAQ Composite, Peer Group (NASDAQ Industrials)
                (Performance results through February 28, 1995)

                      1990     1991     1992     1993     1994     1995
------------------------------------------------------------------------
Andersen Group      $100.00  $101.37  $ 76.71  $ 76.71  $ 46.58  $ 32.88
NASDAQ Composite    $100.00  $106.39  $148.75  $157.51  $188.10  $186.39
Peer Group          $100.00  $117.41  $167.86  $162.11  $194.07  $180.66
------------------------------------------------------------------------

PENSION BENEFITS

  The following tables set forth the estimated aggregate annual benefit payable upon retirement or at normal retirement age for each level of remuneration specified at the listed years of service. The pension benefits are based on calendar year earnings and are payable in the form of a life annuity. For calendar 1994, the maximum annual compensation limit for determining pension benefits was $150,000.

  Table I is applicable only to employees of The J.M. Ney Company ("Ney") who had made prior contributions to the pension plan and were considered active participants prior to February 28, 1991.

  Table II is applicable to all other employees of the Company and its subsidiaries including employees of Ney who had not made prior contributions to the pension plan and were not considered active participants prior to February 28, 1991.

                                    TABLE I

                                                YEARS OF SERVICE
                                ------------------------------------------------
REMUNERATION                       5      10      15      20      25       30
------------                    ------- ------- ------- ------- ------- --------
$100,000....................... $ 6,250 $12,500 $18,750 $25,000 $31,250 $ 37,500
 125,000.......................   7,813  15,625  23,438  31,250  39,063   46,875
 150,000.......................   9,375  18,750  28,125  37,500  46,875   56,250
 175,000.......................  12,813  23,750  34,688  45,625  56,563   67,500
 200,000.......................  14,375  26,875  39,375  51,875  64,375   76,875
 225,000.......................  15,938  30,000  44,063  58,125  72,188   86,250
 250,000.......................  17,500  33,125  48,750  64,375  80,000   95,625
 275,000.......................  19,063  36,250  53,438  70,625  87,813  105,000

  An individual's pension benefits are equal to the greater of the following two calculations: (A) 1.25% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment), determined on the earlier of February 29, 1996 or the date of such member's termination of employment, or (B) the sum of the individual's accrued pension benefit at 12/31/93 calculated pursuant to (A) above and the individuals compensation for the year (up to a maximum of $150,000) multiplied by 1.25% multiplied by the number of years of service since 12/31/93.

  For calendar year 1994, compensation taken into account under the qualified pension plan for any individual in any year was limited to $150,000.

  Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: Mr. Wolfe, Jr.--9 years.

                                    TABLE II

                                                YEARS OF SERVICE
                                 -----------------------------------------------
REMUNERATION                        5      10      15      20      25      30
------------                     ------- ------- ------- ------- ------- -------
$100,000........................ $ 5,170 $10,340 $15,510 $20,680 $25,850 $31,020
 125,000........................   6,733  13,465  20,198  26,930  33,663  40,395
 150,000........................   8,295  16,590  24,885  33,180  41,475  49,770
 175,000........................  11,517  21,374  31,232  41,089  50,947  60,804
 200,000........................  13,079  24,499  35,919  47,339  58,759  70,179
 225,000........................  14,642  27,624  40,607  53,589  66,572  79,554
 250,000........................  16,204  30,749  45,294  59,839  74,384  88,929
 275,000........................  17,767  33,874  49,982  66,089  82,197  98,304

  An individual's pension benefits are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment), plus .50% of final average earnings in excess of covered compensation (average of Social Security wage base) multiplied by the employee's years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual's accrued pension benefit at 12/31/93 calculated pursuant to (A) above and the individual's compensation for the year (up to a maximum of $150,000) multiplied by the percentages in (A) above multiplied by the number of years of service since 12/31/93.

  During calendar year 1994, compensation taken into account under the qualified pension plan for any individual in any year was limited to $150,000.

  Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. For purposes of this table, the amount used for covered compensation is the average of the covered compensation for each of the individuals named in the Summary Compensation Table. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes:
Mr. Baker--9 years; Mr. Grace, Jr.--2 years; Mr. Volinski--4 years; Mr. Cerny-- 1 year; Mr. Acker--none.

DIRECTOR COMPENSATION

  All non-employee directors receive $6,000 per year, $500 for attendance at each Board meeting and reimbursement of expenses. Additionally, John S. Grace receives compensation of $15,000 annually as a member of the Executive Committee, and Louis A. Lubrano receives compensation of $2,000 for serving as Chairman of the Audit Committee.

EMPLOYMENT AGREEMENTS

  Messrs. Wolfe, Jr. and Cerny have employment agreements which, among other things, provide for severance pay in the event of involuntary termination.

  Mr. Wolfe, Jr. is entitled to six months severance in the event of termination of Mr. Wolfe's employment for any reason other than cause as such term is defined in the agreement. In addition, Mr. Wolfe, Jr. was granted the right to receive a stock option equal to one percent (1%) of the outstanding stock of Ney Dental International, Inc. on March 1, 1994. To date, the stock option has not been granted because the terms of the stock option plan, including the price of the option, have not been established. The Company may, however, at its option, provide equivalent benefits to Mr. Wolfe, Jr. in the form of non-equity compensation.

  Mr. Cerny's employment agreement provides that in the event of termination for other than cause, the Company, at its option, will provide Mr. Cerny with twelve months of notice or salary and fringe benefits or any combination thereof. In the event of a change in control of The J.M. Ney Company, the Company has agreed to provide Mr. Cerny with two years severance including fringe benefits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Cellular Investments

  In May 1992, the Company made an investment in Cellular Holdings L.P. ("Cellular Holdings"), a limited partnership which owns and operates three rural nonwireline cellular telephone franchises in Louisiana and Mississippi. Oliver R. Grace, Jr., Chairman and director of the Company, contributed all of the assets and liabilities of two Louisiana franchises to Cellular Holdings in exchange for approximately 65% of the partnership equity in Cellular Holdings and 80% of the capital stock of its corporate general partner. Cellular Holdings acquired the Mississippi franchise for $1,800,000 in cash, a $1,350,000 note of Cellular Holdings and approximately 20% of the partnership equity. The Company provided $1,800,000 to Cellular Holdings for application to the purchase price of the Mississippi franchise and start-up and operating costs in exchange for approximately 15% of the partnership equity. In addition, the Company advanced approximately $200,000 for costs related to the organization of Cellular Holdings.

  The relative equity in Cellular Holdings received by the Company and Mr. Grace, Jr. was determined after negotiation by the Independent Committee of the Company's Board. One of the cellular franchises contributed by Mr. Grace, Jr. was acquired by him for $1,200,000 in July, 1991 and was valued by the Independent Committee at that price for purposes of determining equity in Cellular Holdings. Mr. Grace, Jr. was awarded the other franchise in the Federal Communications Commission lottery of rural franchises. The Independent Committee received three appraisals of the value of this franchise, ranging from $4,400,000 to $8,900,000 from independent appraisers recognized in the cellular telephone industry. The Independent Committee valued this franchise at $6,500,000, which fell below the midpoint of the range of appraisals received. The Independent Committee also considered that Mr. Grace, Jr. had advanced approximately $800,000 toward construction and operating costs to the Louisiana franchises which remained outstanding at the closing. The Committee further considered the terms of the financing described below, which were set forth in a nonbinding letter of intent at the time of the closing.

  On December 11, 1992, Cellular Holdings, the Company and Mr. Grace, Jr. entered into agreements with Media Communications Partners II Limited Partnership and other investors (the "Investors") and MidSouth Management Investors Corp. ("MMI") providing for financing of up to $10,500,000 for construction and operation of the cellular franchises and acquisition of additional cellular franchises. Under the agreements, the Company's and Mr. Grace, Jr.'s limited partnership interests in Cellular Holdings were contributed to MidSouth Cellular L.P. ("MidSouth") and Mr. Grace, Jr.'s interest in the general partner of Cellular Holdings and certain receivables from Cellular Holdings to the Company and Mr. Grace, Jr. were contributed to the General Partner of MidSouth. In exchange for such contributions, the Company received limited partnership interests providing for a preferred return of $2,566,710 plus distributions equal to 10% per annum on such amount until repaid, and 9.6% of the remaining equity ("common equity") in MidSouth after payment of debt and the preferred interests and 12.47% of the capital stock of the general partner of MidSouth; and Mr. Grace, Jr. received limited partnership interests providing for a preferred return of $7,934,353 plus distributions equal to 10% per annum on such amount until repaid, and 29.75% of the common equity in MidSouth, and 38.53% of the capital stock in the general partner of MidSouth. In addition, at the closing, Cellular Holdings repaid to Mr. Grace, Jr. $202,143 in respect of advances previously made by Mr. Grace, Jr. for construction and operating costs. The Investors and MMI provided initial financing aggregating approximately $4,000,000 in the form of loans to MidSouth and its general partner and purchases of the balance of the general partner's capital stock and the balance of the common equity limited partnership interests in MidSouth. MMI also entered into a management agreement to manage MidSouth and the cellular franchises.

  The Independent Committee reviewed the terms of the MidSouth financing transaction in the Spring of 1992 and approved the final terms of the transaction in December, 1992. The Committee considered in particular that the determination of the relative interests of the Company and Mr. Grace, Jr. in MidSouth was made on the basis of the valuation of their respective investments in Cellular Holdings (which was previously reviewed and approved by the Committee) and cash advanced to Cellular Holdings for construction and operating costs.

  On August 23, 1994, the Company, Mr. Grace, Jr., the Investors and MMI sold their respective interests in MidSouth, as well as their interests in the general partner of MidSouth and Cellular

Holdings, to Centennial Cellular Corp. ("Centennial") for an aggregate purchase price of $44,500,000, payable in cash and shares of Centennial Class A Common Stock. The Company, Mr. Grace, Jr., the Investors and MMI applied the purchase price to payment of indebtedness and other obligations of MidSouth, its general partner and their subsidiaries, to the payment of preferred equity plus accrued preferred return thereon and then to distributions on the common equity of MidSouth and its general partner, all in accordance with the terms of MidSouth's partnership agreement. In addition, the Company and Mr. Grace, Jr., were each paid a fee by MidSouth equal to $150,000 in connection with the early termination of the financing arrangements with the Investors. The aggregate sale proceeds received by the Company was $4,461,894, all paid in shares of Centennial Class A Common Stock. A portion of such shares was sold by the Company on the open market on August 23, 1994, however, the Company continues to hold approximately 40,112 of such shares. The aggregate sale proceeds received by Mr. Grace, Jr., consisted of a cash payment of $200,000 and an additional amount of $13,528,070 paid in shares of Centennial Class A Common Stock. Mr. Grace's interest was transferred in a merger with a Centennial subsidiary qualifying as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

 Digital GraphiX Offering

  On February 27, 1995 the Company's subsidiary, Digital GraphiX, Incorporated (formerly known as New Microtime Inc.) ("Digital GraphiX") issued an offering circular (the "Offering") for the sale of 64,800 shares of its common stock to certain securityholders of the Company (the "AGI Securityholders"), and to certain employees of Digital GraphiX, in each case subject to compliance with state securities law and regulation, at a price of $5.00 per share (the "Offering Price"). Digital GraphiX designs, manufactures and distributes graphics systems equipment, digital video effects equipment, compositing and graphics workstations and video signal processing equipment for use in the live broadcast, cable, industrial and post-production markets.

  As a condition precedent to the completion of the Offering to the AGI Securityholders, 16,000 shares were required to be purchased by Digital GraphiX employees. In addition, three affiliates of the Company, Francis E. Baker, Peter N. Bennett and Oliver R. Grace, Jr. (the "Standby Parties") who are AGI Securityholders, agreed to purchase any shares which remain unsold at the expiration date of the Offering. Francis E. Baker is the President and Chief Executive Officer, and a director of the Company. Mr. Baker is also the Chairman of the Digital GraphiX Board of Directors. Peter N. Bennett is a director of the Company. Oliver R. Grace, Jr. is Chairman of the Company's Board of Directors and a director of Digital GraphiX.

  The Offering, which closed on May 2, 1995, achieved the required number of Digital GraphiX employee shares purchased and was oversubscribed so that the Standby Parties were not required to fulfill their entire commitment. Each, however, was entitled to subscribe for Digital GraphiX shares in an amount at least equal to their pro rata interest in the Company.

  At the completion of the Offering, Messrs. Baker, Bennett and Grace, Jr. own 3,581, 4,774 and 4,799 shares of Digital GraphiX, respectively. Their ownership percentage in Digital GraphiX approximates 4.5%, 6.0% and 6.0%, respectively. The Company's ownership percentage has been reduced from 100% to 19% as a result of the Offering.

  The Boards of Directors of Digital GraphiX and the Company determined the Offering Price by relying, in part, on an opinion of The Barlow Company, Ltd., to the effect that the Offering Price was fair from a financial point of view.

 Tender Offer for Preferred Stock

  On June 5, 1995 the Company commenced an Offer to Purchase for Cash (the "Offer") any and all of its outstanding shares of Series A Cumulative Convertible Preferred Stock, without par value (the "Preferred Stock"), for a purchase price of $12.25 per share net to the Seller in cash (the "Consideration"). As of October 2, 1995 approximately 589,000 shares of Preferred Stock were outstanding and approximately 283,000 shares had been tendered into the Offer. The Offer is presently scheduled to expire at midnight on Wednesday, November 1, 1995 (the "Expiration Date"), unless further extended. Any preferred stockholder who has tendered shares is entitled to withdraw that tender prior to the Expiration Date and, unless previously accepted by the Company, at any time after that date.

  The Offer is conditioned upon, among other things (1) there being properly tendered and not withdrawn prior to the expiration date a minimum of 250,000 shares of the Preferred Stock (the "Minimum Number of Shares") and (2) consummation of the Dental Divestiture (as hereinafter defined) in order to provide the Company with sufficient Consolidated Net Income (as hereinafter defined) for purposes of the Restrictive Covenants (as hereinafter defined) and funds to purchase the tendered shares.

  On August 10, 1995 the Company signed an Asset Purchase Agreement with Phoenix Shannon p.l.c. ("Phoenix Shannon") of Shannon, County Clare, Ireland to sell the assets of the Company's Dental business, subject to certain liabilities (the "Dental Divestiture"). The sale, which is subject to numerous conditions including Phoenix Shannon obtaining sufficient financing, has until October 30, 1995 to close, unless otherwise extended.

  If the Dental Divestiture is consummated, the Company will have sufficient Consolidated Net Income to permit it to redeem or repurchase shares of or to pay dividends on the Preferred Stock while remaining in compliance with the Restrictive Covenants. Under the Restrictive Covenants, the Company must have sufficient Consolidated Net Income determined on a cumulative basis, net of losses, dividends and prior redemptions or repurchases of stock, in order to redeem or repurchase shares or to pay dividends on the Preferred Stock. At August 31, 1995, the Company needed to earn approximately $2,680,000 before it could redeem or repurchase shares of or pay dividends on the Preferred Stock. As stated in the Offer, the Company intends to utilize all of the available Consolidated Net Income generated from the Dental Divestiture to repurchase shares of Preferred Stock tendered into the Offer.

  In order to provide additional liquidity for the purchase of shares of Preferred Stock tendered pursuant to the Offer which the Company does not purchase, for any reason, the Company entered into a standby agreement (the "Standby Agreement") effective as of June 1, 1995 with Andersen Capital L.P., a Delaware limited partnership (the "Standby Purchaser"), whereby the Company has granted the Standby Purchaser the right to purchase any and all shares of Preferred Stock properly tendered into the Offer and not purchased by the Company, on the same terms and conditions as set forth in the Offer. The Standby Purchaser has the right but not the obligation to purchase any such shares for its own account. The Standby Purchaser was not, and will not be, paid any compensation or other fees in connection with its Standby Agreement. However, the Company has agreed to reimburse the Standby Purchaser for the Standby Purchaser's reasonable out-of-pocket expenses, including attorneys' fees, incurred in connection with the Standby Agreement and the Offer and to indemnify the Standby Purchaser against certain losses, but not including any loss due to a decline in the value of the Preferred Stock purchased by the Standby Purchaser.

  The sole general partner of the Standby Purchaser is ACLP, Inc., a Delaware corporation, the sole stockholder and director and president and secretary of which is Oliver R. Grace, Jr., who is Chairman and a Director of the Company. The existing limited partners of the Standby Purchaser are Oliver R.

Grace, Jr., Peter N. Bennett, John S. Grace and James J. Pinto, who are also Directors of the Company. Oliver R. Grace, Jr. and John S. Grace are brothers. Additional persons may become limited partners of the Standby Purchaser following the date of this Proxy Statement. Such additional limited partners may include officers of the Company and/or relatives or affiliates of one or more of Messrs. Grace, Jr., Grace, Bennett and/or Pinto. Messrs. Grace, Jr., Bennett and Grace, who currently own beneficially approximately 160,000 shares of Preferred Stock in the aggregate, have informed the Company that they do not intend to tender any of their shares of Preferred Stock pursuant to the Offer. Mr. Pinto does not presently own any shares of Preferred Stock. Dr. Edward K. Conklin, who is also a Preferred Stockholder and a Director of the Company, but not affiliated with the Standby Purchaser, has informed the Company that he intends to tender all of the approximately 33,000 shares of Preferred Stock that he owns or controls into the Offer. Any purchase of Preferred Stock tendered by Dr. Conklin or any other executive officers or Directors of the Company or their affiliates will be on the same terms and conditions offered to all other Preferred Stockholders.

  The Company has an agreement with Mr. James J. Pinto, a limited partner of the Standby Purchaser and a Director of the Company, to pay Mr. Pinto, should the Dental Divestiture be consummated with Phoenix Shannon, $100,000 in respect of his performance of certain services related to the Dental Divestiture.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that during fiscal year 1995 all filing requirements applicable to officers, directors and greater than ten percent stockholders were complied with.

                      PRINCIPAL SHAREHOLDERS AND SECURITY
                     OWNERSHIP OF MANAGEMENT OF THE COMPANY

  The following table sets forth information regarding the beneficial ownership of Common Stock, as of October 2, 1995 by each director, each executive officer of the Company, by persons who beneficially own 5% or more of the outstanding shares of Common Stock, and by all directors and officers of the Company as a group. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. It does not constitute an admission of beneficial ownership for any other purpose.

                                         NUMBER OF SHARES
                                          AND NATURE OF
                 NAME                  BENEFICIAL OWNERSHIP   PERCENT OF CLASS
                 ----                  --------------------   ----------------
Francis E. Baker......................       155,039(/1/)            7.9
Estate of Oliver R. Grace, Sr.........       101,596(/2/)            5.3
 49 Cove Neck Road
 Oyster Bay, New York
Lorraine G. Grace.....................       131,317(/3/)            6.7
 49 Cove Neck Road
 Oyster Bay, New York
Oliver R. Grace, Jr...................       168,743(/4/)            8.0
 32 Wellington Road
 Locust Valley, New York
John S. Grace.........................       126,736(/5/)            6.2
 55 Brookville Road
 Glen Head, New York 11545
Gwendolyn Grace.......................         8,235(/6/)
Peter N. Bennett......................       159,956(/7/)            7.6
 6 Battersea High St.
 London SW11 3RA, England
The Ney Profit Sharing Savings Plan
 Trust................................       183,333(/8/)            9.5
 c/o Fleet Bank, N.A, Trustees
 One Constitution Plaza
 Hartford, Connecticut
Gordon B. Ney.........................       129,956(/9/)            6.3
 22 Oakbrook Drive
 Bettendorf, Iowa 52722
Joseph F. Engelberger.................         7,475(/10/)              (/6/)
Louis A. Lubrano......................         6,855(/11/)              (/6/)
James J. Pinto........................        13,000(/12/)              (/6/)
Richard H. Gordon.....................         3,000(/13/)              (/6/)
Edward K. Conklin.....................        64,238(/14/)           3.2
H. George Wolfe, Jr...................         1,750(/15/)              (/6/)
Ronald N. Cerny.......................         5,000(/16/)              (/6/)
All directors and officers as a group
 (16 Persons including certain of the
 above-named individuals).............       626,645                26.2

--------
(/1/) Francis E. Baker owns 120,000 shares of Common Stock directly. The figure set forth in the above table includes 10,400 shares of Common Stock with respect to which Mr. Baker has shared voting power as co-trustee under the Oliver Grace Grandchildren Trust U/R dated December 27, 1976 and 4,638 shares which such Trust owns by virtue of its ability to convert $75,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period. Mr. Baker disclaims beneficial ownership of such shares held in trust. Also included in the figure set forth in the above table are 20,000 shares of Common Stock which may be issued to Mr. Baker within 60 days hereof upon the exercise of his existing exercisable stock options. In addition to the shares reported above, Mr. Baker is the settlor of four irrevocable trusts each dated March 31, 1970 and created for the benefit of certain of his children. Shawmut Bank, N.A. acts as trustee under each of these trusts, which hold an aggregate of 68,306 shares of Common Stock. Mr. Baker does not exercise any control over these four trusts and disclaims beneficial ownership.
(/2/) The Estate of Oliver R. Grace, Sr. has direct beneficial ownership of an aggregate of 101,596 shares of Common Stock.
(/3/) Lorraine G. Grace has beneficial ownership of 131,317 shares of Common
      Stock. Of this amount, 13,638 shares are held by Mrs. Grace directly; 2,475 shares are held by Mrs. Grace, as trustee of a trust for the benefit of her children; 13,608 shares are held by virtue of the ability of Mrs. Grace to convert $220,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period; and 101,596 shares are held by virtue of Mrs. Grace's appointment as executrix of the Estate.
(/4/) Oliver R. Grace, Jr. has beneficial ownership of an aggregate of 168,743 shares of Common Stock. Of this amount, 55,686 shares are held by Oliver
      R. Grace, Jr. directly, including 40,136 shares by virtue of Mr. Grace's ability to convert $649,000 principal amount of convertible subordinated debentures within a 60-day period and 11,250 shares by virtue of Mr. Grace's ability to convert 6,000 shares of Series A Convertible Redeemable Preferred Stock of the Company, without par value (the "Preferred Stock") to Common Stock within a 60-day period; 7,592 shares are held by Carolyn Grace, the spouse of Oliver R. Grace, Jr., of which 7,112 shares are held by Mrs. Grace by virtue of her ability to convert $115,000 principal amount of convertible subordinated debentures within a 60-day period; 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which Oliver R. Grace, Jr. is a general partner) to convert $940,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period; and 42,321 shares are held by virtue of the ability of Sterling Grace Capital Management, L.P. (of which Oliver R. Grace, Jr. is a limited partner) to convert 22,571 shares of Series A Convertible Redeemable Preferred Stock of the Company, without par value, to Common Stock within a 60-day period. Mr. Grace, Jr. has stock options to acquire an additional 5,000 shares of Common Stock. Oliver R. Grace, Jr. disclaims beneficial ownership of all shares owned by his spouse, by him as trustee for the benefit of family members, by Anglo American Security Fund, L.P. and by Sterling Grace Capital Management, L.P. described herein.
(/5/) John S. Grace has beneficial ownership of 126,736 shares of Common Stock.
      Of this amount, 15,850 are owned by John S. Grace directly; 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which John S. Grace is a general partner) to convert $940,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period; 7,421 shares are held by virtue of Mr. Grace's ability to convert $120,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period; and 42,321 shares are held by virtue of the ability of Sterling Grace Capital Management, L.P. (John S. Grace is Chairman of Sterling Grace Corporation, General Partner of Sterling Grace Capital Management) to convert 22,571 shares of Series A Convertible Redeemable Preferred Stock of the Company, without par value, to Common Stock within a 60-day period. Mr. Grace has a stock option to acquire an additional 3,000 shares of Common Stock. John S. Grace disclaims beneficial ownership of all shares held by trustees for the benefit of members of his family and The Anglo American Security Fund L.P.
(/6/) Represents less than one percent (1.0%) of the Common Stock.
(/7/) Peter N. Bennett owns 300 shares of Common Stock directly. The figure set forth in the table includes the ability of Mr. Bennett to convert 85,150 shares of Series A Convertible Redeemable Preferred Stock of the Company, without par value, to 159,656 shares of Common Stock within a 60-day period. The 85,150 shares referenced herein includes 35,042 shares held by Mr. Bennett as beneficiary of the estate of Bert Ney Lukens.
(/8/) The Ney Profit Sharing Savings Plan Trust owns 183,333 shares of Common
      Stock directly.

(/9/) Gordon B. Ney does not own any shares of Common Stock directly. The figure set forth in the table above includes 102,094 shares by virtue of his ability to convert 54,450 shares of Series A Convertible Redeemable Preferred Stock of the Company, without par value, within a 60-day period, 23,363 shares held jointly with Anne Ney, the spouse of Gordon B. Ney, by virtue of their ability to convert 12,460 shares of Series A Convertible Redeemable Preferred Stock of the Company, without par value, within a 60-day period, and 4,500 shares, by virtue of his ability to convert 2,400 shares of Series A Convertible Redeemable Preferred Stock of the Company, without par value, within a 60-day period, held in custodianship for his children.
(/10/) Joseph F. Engelberger)has beneficial ownership of 7,475 shares of Common
       Stock of which 2,475 shares are held directly. Mr. Engelberger has stock options to acquire 5,000 shares of Common stock within a 60-day period.
(/11/) Louis A. Lubrano has beneficial ownership of 6,855 shares of Common Stock of which 1,855 shares are held by virtue of Mr. Lubrano's ability to convert $30,000 principal amount of convertible subordinated debentures to Common Stock within a 60-day period. Mr. Lubrano has stock options to acquire 5,000 shares of Common Stock within a 60-day period.
(/12/) James J. Pinto has beneficial ownership of 13,000 shares of Common Stock, of which 8,000 shares are held directly. Mr. Pinto has stock options to acquire 5,000 shares of Common Stock within a 60-day period.
(/13/) Richard H. Gordon does not own any shares of Common Stock directly. The figure set forth in the table represents a stock option to acquire 3,000 shares of Common Stock within a 60-day period.
(/14/) Edward K. Conklin does not own any shares of Common Stock directly. The figure set forth in the table above includes 11,250 shares by virtue of his ability to convert 6,000 shares of Series A Convertible Redeemable Preferred Stock, without par value, of the Company to Common Stock within a 60-day period, 49,988 shares by virtue of the ability of Shawmut Bank, N.A., as trustees under the Edward K. Conklin Trust for the benefit of Anne A. Conklin to convert 26,660 shares of Series A Convertible Redeemable Preferred Stock, without par value, of the Company within a 60-day period, and 3,000 shares by virtue of Mr. Conklin's right to exercise an option to acquire 3,000 shares of Common Stock within a 60-day period.
(/15/) H. George Wolfe, Jr. does not own any shares of Common Stock directly.
       The figure set forth in the table above includes 750 shares by virtue of his ability to convert 400 shares of Series A Convertible Redeemable Preferred Stock to Common Stock, without par value, of the Company within a 60-day period, and 1,000 shares by virtue of Mr. Wolfe's right to exercise an option to acquire 1,000 shares of Common Stock within a 60-day period.
(/16/) Ronald N. Cerny does not own any shares of Common Stock directly. The figure set forth in the table represents a stock option to acquire 5,000 shares of Common Stock within a 60-day period.

                            INDEPENDENT ACCOUNTANTS

  KPMG Peat Marwick LLP is the Company's independent public accounting firm and has been since September 1974. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement and will be available to respond to appropriate questions.

                               ----------------

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Proxy Statement relating to the 1996 Annual Meeting of Shareholders, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Bloomfield, Connecticut on or before January 15, 1996. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

                               ----------------

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board and Management do not intend to present and have not been informed that any other person intends to present any matter for action at the Annual Meeting other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Elmer J. Dahl
                                          Secretary

--------------------------------------------------------------------------------

PROXY                         ANDERSEN GROUP, INC.                         PROXY

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 16, 1995
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Francis E. Baker, Louis A. Lubrano, and Elmer
J. Dahl, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Andersen Group, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at the principal subsidiary of the Company, The J. M. Ney Company, Ney Industrial Park, Bloomfield, Connecticut, on November 16, 1995 at 11:15 a.m. and at any adjournment or postponement thereof.

1. ELECTION OF DIRECTORS

   [_] FOR ALL NOMINEES listed below (except as marked to the contrary below)

   [_] WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Francis E. Baker, Peter N. Bennett, John S. Grace, Oliver R. Grace, Jr., Louis
A. Lubrano, James J. Pinto.

2. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

     THE DIRECTORS RECOMMEND A VOTE FOR ITEM 1 AS PROPOSED.

                                                     (Continued on reverse side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(Continued from other side)

UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEM 1 AS PROPOSED.

                                             Dated ______________________, 1995

                                             ----------------------------------
                                                Signature of Shareholder(s)

                                             (Please sign in the same form as
                                             name appears hereon. Executors and
                                             other fiduciaries should indicate
                                             their titles. If signed on behalf
                                             of a corporation, give title of
                                             officer signing and affix corporate
                                             seal.)

PLEASE DATE, SIGN AND RETURN TO:

    REGISTRAR AND TRANSFER COMPANY, 10 COMMERCE DRIVE, CRANFORD, NJ 07016.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS.

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